EXHIBIT 99.1
One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

CAPRIUS DELIVERS RECORD AMOUNT OF STERIMED SYSTEMS DURING SEPTEMBER

- Recent Orders Contribute To Strong Backlog -

Hackensack, NJ – October 22, 2007 – Caprius, Inc. (OTCBB:CAPS) subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), has announced the delivery of 19 SteriMed Systems to both new and existing customers during September 2007, representing the Company’s largest monthly delivery amount to date. The total delivery of SteriMed Systems during September was equivalent to the total number of SteriMed Systems delivered during Fiscal 2006. The SteriMed system is an on-site waste management solution that shreds and disinfects infectious medical waste.

The Company has also recently received orders for an additional 21 SteriMed Systems. 15 of these orders are from one of the Company’s flagship international distributors and 6 are for domestic delivery.  These orders have contributed to the strong backlog MCM will carry into Fiscal 2008.

The Company has established a niche strategy of marketing to dialysis centers and during the month of September, new units were delivered to existing dialysis customers as well as new dialysis customers.  Notably, the nation’s largest dialysis center took delivery of two additional SteriMed Systems, demonstrating SteriMed’s scalability of its compact solution to treating infectious medical waste. MCM further expanded its penetration of the domestic dialysis market with SteriMed deliveries to centers in Florida, Texas and Alabama and increased its international reach with orders for delivery to dialysis centers in Guam, Hungary, Serbia and Azerbaijan.

Dwight Morgan, President and CEO of Caprius commented, “One of the most gratifying areas of our business is completing the delivery and installation of a SteriMed unit to assist the recipient with the safe, cost-effective, and environmentally friendly on-site disposal of infectious medical waste.  The majority of our deliveries during the month of September were to repeat customers, which speaks volumes to the continued acceptance of our technology in the marketplace and the delivered value to our customers.”

About Caprius
Caprius, Inc is a manufacturer of proprietary equipment for the on-site disinfection of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc.  The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as an environmentally focused solution for the global healthcare industry.  The MCM patented technology offers an alternative to hauling and incinerating medical waste.  Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions.  The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements.  You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, immediate capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources.  While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts:
Beverly Tkaczenko Caprius, Inc. Tel: (201) 342-0900, ext. 307 Email: beverlyt@caprius.com	John G. Nesbett/ Jennifer Belodeau Institutional Marketing Services Tel: (203) 972-9200 Email: jnesbett@intitutionalms.com